Exhibit 99.1

BeiGene Announces Acceptance of a Supplemental Biologics License Application in China for Tislelizumab in Nasopharyngeal Cancer

CAMBRIDGE, Mass. & BEIJING, China – August 22, 2021 – BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced that the Center for Drug Evaluation (CDE) of the China National Medical Products Administration (NMPA) has accepted a supplemental Biologics License Application (sBLA) for anti-PD-1 antibody tislelizumab in combination with chemotherapy as a first-line treatment for patients with recurrent or metastatic nasopharyngeal cancer (NPC).

“Treatment options for NPC, one of the most common head and neck cancers in China and many parts of Asia, are limited, with chemotherapy continuing to dominate front-line care. Supported by the positive RATIONALE 309 trial, the NMPA acceptance of this sBLA, which is the ninth for tislelizumab in China, represents an incredible milestone in its development history and serves as a validation of this potentially differentiated checkpoint inhibitor,” commented Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “We look forward to bringing this important immunotherapy to the underserved NPC patient community in China.”

The sBLA is supported by clinical results from a randomized, double-blind, Phase 3 clinical trial RATIONALE 309 (NCT03924986) to evaluate the efficacy and safety of tislelizumab combined with gemcitabine and cisplatin versus placebo combined with gemcitabine and cisplatin as a first-line treatment for patients with recurrent or metastatic NPC. The primary endpoint of this trial is progression-free survival (PFS) as assessed by independent review committee (IRC) in the intention-to-treat (ITT) population; secondary endpoints include overall survival (OS), IRC-assessed overall response rate (ORR) and duration of response (DoR), and investigator-assessed PFS. A total of 263 Asian patients were enrolled and randomized 1:1 to either the tislelizumab plus chemotherapy arm or the placebo plus chemotherapy arm.

As announced in May 2021, RATIONALE 309 met the primary endpoint of PFS at the planned interim analysis. The safety profile of tislelizumab was consistent with its known risks, with no new safety signals identified with the addition of chemotherapy. BeiGene expects to present results from the RATIONALE 309 trial at an upcoming medical conference.

About Nasopharyngeal Cancer (NPC)

Nasopharyngeal cancer (NPC) is a malignant, squamous cell carcinoma which arises from the epithelial cells of the nasopharynx, most commonly originating in the pharyngeal recess (the fossa of Rosenmüller).i There were an estimated 62,555 new cases of NPC in China in 2020, accounting for 46.8 percent of the worldwide incidence.ii Despite the heavy public health burden of NPC in southern China and other endemic areas, relatively little is known about the etiology and prevention of NPC.iii The major risk factors for NPC are genetic predisposition, Epstein-Barr virus (EBV) infection, and consumption of salt-preserved food.iv The median overall survival rate is about 20 months in advanced NPC;v however, progressively worsening prognoses falling to a three-year survival of 7-40% were reported in patients with recurrent or metastatic NPC, indicating a high medical unmet need for more effective treatment.vi,vii,viii

About Tislelizumab

Tislelizumab (BGB-A317) is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

The China National Medical Products Administration (NMPA) has granted tislelizumab approval in five indications, including full approval for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy and for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy; and conditional approval for the treatment of patients with classical Hodgkin’s lymphoma (cHL) who received at least two prior therapies, for the treatment of patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy, and for the treatment of patients with hepatocellular carcinoma (HCC) who have received at least one systemic therapy. Full approval for these indications is contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

In addition, four supplemental Biologics License Applications for tislelizumab have been accepted by the Center for Drug Evaluation (CDE) of the NMPA and are under review for second- or third-line treatment of patients with locally advanced or metastatic NSCLC who progressed on prior platinum-based chemotherapy, for patients with previously treated, locally advanced unresectable or metastatic microsatellite instability-high (MSI-H) or mismatch repair-deficient (dMMR) solid tumors, for the treatment of patients with locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) who have disease progression following or are intolerant to first-line standard chemotherapy, and for first-line treatment of patients with recurrent or metastatic nasopharyngeal cancer (NPC).

BeiGene has initiated or completed 17 potentially registration-enabling clinical trials in China and globally, including 13 Phase 3 trials and four pivotal Phase 2 trials.

In January 2021, BeiGene and Novartis entered into a collaboration and license agreement granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

Tislelizumab is not approved for use outside of China.

About the Tislelizumab Clinical Program

Clinical trials of tislelizumab include:

•Phase 3 trial comparing tislelizumab with docetaxel in the second- or third-line setting in patients with NSCLC (NCT03358875);

•Phase 3 trial comparing tislelizumab to salvage chemotherapy in patients with relapsed or refractory classical Hodgkin Lymphoma (cHL; NCT04486391);

•Phase 3 trial in patients with locally advanced or metastatic urothelial carcinoma (NCT03967977);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced squamous NSCLC (NCT03594747);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced non-squamous NSCLC (NCT03663205);

•Phase 3 trial of tislelizumab in combination with platinum-based doublet chemotherapy as neoadjuvant treatment for patients with NSCLC (NCT04379635);

•Phase 3 trial of tislelizumab combined with platinum and etoposide versus placebo combined with platinum and etoposide in patients with extensive-stage small cell lung cancer (NCT04005716);

•Phase 3 trial comparing tislelizumab with sorafenib as first-line treatment for patients with hepatocellular carcinoma (HCC; NCT03412773);

•Phase 2 trial in patients with previously treated unresectable HCC (NCT03419897);

•Phase 2 trial in patients with locally advanced or metastatic urothelial bladder cancer (NCT04004221);

•Phase 3 trial comparing tislelizumab with chemotherapy as second-line treatment for patients with advanced esophageal squamous cell carcinoma (ESCC; NCT03430843);

•Phase 3 trial of tislelizumab in combination with chemotherapy as first-line treatment for patients with ESCC (NCT03783442);

•Phase 3 trial of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC (NCT03957590);

•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment for patients with gastric cancer (NCT03777657);

•Phase 2 trial of tislelizumab in patients with relapsed or refractory cHL (NCT03209973);

•Phase 2 trial in patients with MSI-H/dMMR solid tumors (NCT03736889); and

•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment in patients with nasopharyngeal cancer (NCT03924986).

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines to patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. The Company currently markets three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of approximately 7,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from the RATIONALE 309 trial, the filing and potential approval of an sBLA in China based on the data, plans to present the data, the potential clinical benefits to patients, BeiGene's plan for the advancement, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab, and BeiGene’s plans, commitments, aspirations, and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Gabrille Zhou	Liza Heapes or Vivian Ni
+86 10-5895-8058	+1 857-302-5663 or + 1 857-302-7596
ir@beigene.com	media@beigene.com

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ii Globocan 2020. Available at https://gco.iarc.fr/today/data/factsheets/populations/160-china-fact-sheets.pdf. Access July 2021

iii Wu, L., Li, C., & Pan, L. (2018). Nasopharyngeal carcinoma: A review of current updates. Experimental and Therapeutic Medicine, 15(4), 3687–3692. https://doi.org/10.3892/etm.2018.5878

iv Liu, Y.-T., Dai, J.-J., Xu, C.-H., Lu, Y.-K., Fan, Y.-Y., Zhang, X.-L., Zhang, C.-X., & Chen, Y.-M. (2012). Greater intake of fruit and vegetables is associated with lower risk of nasopharyngeal carcinoma in Chinese adults: A case-control study. Cancer Causes & Control: CCC, 23(4), 589–599. https://doi.org/10.1007/s10552-012-9923-z

v Perri, F., (2019). Management of recurrent nasopharyngeal carcinoma: current perspectives. Onco Targets Ther, 12, 1583-1591. doi:10.2147/OTT.S188148

vi Li, J.-X., Huang, S.-M., Wen, B.-X., & Lu, T.-X. (2014). Prognostic factors on overall survival of newly diagnosed metastatic nasopharyngeal carcinoma. Asian Pacific Journal of Cancer Prevention: APJCP, 15(7), 3169–3173. https://doi.org/10.7314/apjcp.2014.15.7.3169

vii Toumi, N., Ennouri, S., Charfeddine, I., Daoud, J., & Khanfir, A. (2020). Prognostic factors in metastatic nasopharyngeal carcinoma. Brazilian Journal of Otorhinolaryngology. https://doi.org/10.1016/j.bjorl.2020.05.022

viii Xu, Y., Huang, T., Mao, M., Zhai, J., & Chen, J. (2020). Metastatic Patterns and Prognosis of de novo Metastatic Nasopharyngeal Carcinoma in the United States. The Laryngoscope. https://doi.org/10.1002/lary.28983